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EXHIBIT 99(a)




                                 HECHINGER COMPANY
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                    (unaudited)
                       (in thousands except per share data)

                                                               13 WEEKS ENDED                             39 WEEKS ENDED
                                                      NOV. 2, 1996          OCT. 28, 1995       NOV. 2, 1996         OCT. 28, 1995
                                                    ---------------       ----------------    -----------------    -----------------
REVENUES
Net sales                                                 $533,276               $549,189           $1,760,495           $1,751,012
Other (principally interest)                                   549                    564                1,909                2,512
                                                    ---------------       ----------------    -----------------    -----------------

Total Revenues                                             533,825                549,753            1,762,404            1,753,524

COSTS AND EXPENSES

Cost of sales                                              424,270                445,240            1,396,080            1,388,984
Selling, general and administrative expenses               109,488                106,518              340,477              335,078
Interest expense                                            10,032                  8,163               29,586               23,269
                                                    ---------------       ----------------    -----------------    -----------------

Total Costs and Expenses                                   543,790                559,921            1,766,143            1,747,331
                                                    ---------------       ----------------    -----------------    -----------------

(LOSS) EARNINGS BEFORE INCOME TAXES                         (9,965)               (10,168)              (3,739)               6,193

INCOME TAX (BENEFIT) EXPENSE                                    -                  (3,762)                  -                 2,292
                                                    ---------------       ----------------    -----------------    -----------------

NET (LOSS) EARNINGS                                        ($9,965)               ($6,406)             ($3,739)              $3,901
                                                    ===============       ================    =================    =================

PRIMARY AND FULLY DILUTED (LOSS) EARNINGS PER
COMMON SHARE                                                ($0.24)                ($0.15)              ($0.09)               $0.09
                                                    ===============       ================    =================    =================


AVERAGE NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Primary                                                     42,159                 42,117               42,162               42,215
Fully diluted                                               42,159                 42,117               42,162               42,215

DIVIDENDS PER SHARE:
Class A common stock                                         $0.00                  $0.04                $0.00                $0.12
Class B common stock                                         $0.00                  $0.02                $0.00                $0.05




See notes to consolidated financial statements.





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